Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
January 16, 2018

FOURTH QUARTER 2017 RESULTS AND KEY METRICS

NET LOSS OF $18.3 BILLION ($7.15 PER SHARE)

EXCLUDING THE ESTIMATED IMPACT OF TAX REFORM(7), NET INCOME OF $3.7 BILLION ($1.28 PER SHARE)

REVENUES OF $17.3 BILLION

RETURNED $6.3 BILLION OF CAPITAL TO COMMON SHAREHOLDERS IN THE FOURTH QUARTER AND $17.1 BILLION IN FULL YEAR 2017

REPURCHASED 74 MILLION COMMON SHARES IN THE FOURTH QUARTER AND 214 MILLION IN FULL YEAR 2017

BOOK VALUE PER SHARE OF $70.85
TANGIBLE BOOK VALUE PER SHARE OF $60.40(8)

New York, January 16, 2018 — Citigroup Inc. today reported a net loss for the fourth quarter 2017 of $18.3 billion, or $7.15 per diluted share, on revenues of $17.3 billion. This compared to net income of $3.6 billion, or $1.14 per diluted share, on revenues of $17.0 billion for the fourth quarter 2016.

The net loss of $18.3 billion, or $7.15 per share, included an estimated one-time, non-cash charge of $22 billion, or $8.43 per share, recorded in the tax line within Corporate / Other, related to the enactment of the Tax Cuts and Jobs Act (Tax Reform)(7). This charge is comprised of $19 billion related to the re-measurement of Citi’s deferred tax assets (DTA) arising from a lower U.S. corporate tax rate and shift to a territorial tax regime, and $3 billion related to the deemed repatriation of unremitted earnings of foreign subsidiaries. Excluding the impact of Tax Reform, net income of $3.7 billion increased 4% from the prior year period. Earnings per share increased 12% to $1.28, driven by the higher net income and a 7% reduction in average diluted shares outstanding. These results include a combined net benefit of roughly $0.08 per share, recorded in Corporate / Other, related to discrete items that resulted in a lower-than-expected tax rate, as well as a one-time loss in discontinued operations.

CEO COMMENTARY

Citi CEO Michael Corbat said, “While our fourth quarter results reflected the impact of a significant non-cash charge due to tax reform, the impact on our regulatory capital was much less significant. Tax reform does not change our capital return goals as we remain committed to returning at least $60 billion of capital in the current and next two CCAR cycles, subject to regulatory approval. Tax reform not only leads to higher net income and increased returns, but also serves to strengthen our capital generation capabilities going forward.

“We closed this important year with strong operating earnings of $3.7 billion in the fourth quarter, or $1.28 per share.  We grew loans across both our Consumer and Institutional franchises and we continue to see good progress across those products and geographies where we have been investing.

“On an operating basis for the full year, we earned $15.8 billion in net income, which was nearly $1 billion more than 2016.  And our earnings per share were $5.33, up 13% from 2016.  We also made solid progress towards the targets we introduced during Investor Day in July.  Revenue growth and strong expense management brought us to a full year Efficiency Ratio of 57.7%, an improvement of over 150 basis points from 2016.  And our Return on Tangible Common Equity including and excluding DTA increased to 8.1% and 9.6%, respectively,” Mr. Corbat concluded.

For the full year 2017, Citigroup reported a net loss of $6.2 billion on revenues of $71.4 billion, compared to net income of $14.9 billion on revenues of $69.9 billion for the full year 2016. Excluding the impact of Tax Reform, Citigroup net income of $15.8 billion increased 6% compared to the prior year.

Throughout the remainder of this press release, Citigroup and Corporate / Other’s net income and Citigroup’s effective tax rate are presented on a reported and adjusted basis, excluding the impact of Tax Reform.  For additional information on this adjustment as well as other non-GAAP financial measures used in this release, see the Appendices and Footnotes to this release. Percentage comparisons are calculated for the fourth quarter 2017 versus the fourth quarter 2016, unless otherwise specified.

Citigroup ($ in millions, except as otherwise noted)	4Q’17	3Q’17	4Q’16	QoQ%	YoY%	2017	2016	%∆
Global Consumer Banking	8,412	8,433	7,967	—	6%	32,697	31,519	4%
Institutional Clients Group	8,097	9,231	8,184	(12)%	(1)%	35,667	33,227	7%
Corporate / Other	746	509	861	47%	(13)%	3,085	5,129	(40)%
Total Revenues	$17,255	$18,173	$17,012	(5)%	1%	$71,449	$69,875	2%

Expenses	$10,083	$10,171	$10,120	(1)%	—	$41,237	$41,416	—

Net Credit Losses	1,880	1,777	1,696	6%	11%	7,076	6,561	8%
Credit Reserve Build / (Release)(a)	165	194	64	(15)%	NM	266	217	23%
Provision for Benefits and Claims	28	28	32	—	(13)%	109	204	(47)%
Total Cost of Credit	$2,073	$1,999	$1,792	4%	16%	$7,451	$6,982	7%

Income from Continuing Operations Before Taxes	$5,099	$6,003	$5,100	(15)%	—	$22,761	$21,477	6%
Provision for Income Taxes	23,270	1,866	1,509	NM	NM	28,794	6,444	NM
Income (Loss) from Continuing Operations	$(18,171)	$4,137	$3,591	NM	NM	$(6,033)	$15,033	NM
Net Income (Loss) from Discontinued Operations	(109)	(5)	(3)	NM	NM	(111)	(58)	(91)%
Non-Controlling Interest	19	(1)	15	NM	27%	60	63	(5)%
Citigroup Net Income (Loss)	$(18,299)	$4,133	$3,573	NM	NM	$(6,204)	$14,912	NM
Adjusted Net Income(b)	$3,701	$4,133	$3,573	(10)%	4%	$15,796	$14,912	6%

Revenues
North America	8,155	8,832	8,008	(8)%	2%	33,898	32,272	5%
EMEA	2,393	2,655	2,605	(10)%	(8)%	10,692	9,855	8%
Latin America	2,329	2,429	2,206	(4)%	6%	9,368	8,899	5%
Asia	3,632	3,748	3,332	(3)%	9%	14,406	13,720	5%
Corporate / Other	746	509	861	47%	(13)%	3,085	5,129	(40)%

Income from Continuing Operations
North America	1,756	1,977	1,687	(11)%	4%	7,242	6,733	8%
EMEA	424	746	647	(43)%	(34)%	2,804	2,365	19%
Latin America	485	544	497	(11)%	(2)%	2,103	2,087	1%
Asia	885	969	775	(9)%	14%	3,560	3,294	8%
Corporate / Other	(21,721)	(99)	(15)	NM	NM	(21,742)	554	NM

EOP Assets ($B)	1,843	1,889	1,792	(2)%	3%	1,843	1,792	3%
EOP Loans ($B)	667	653	624	2%	7%	667	624	7%
EOP Deposits ($B)	960	964	929	—	3%	960	929	3%

Common Equity Tier 1 Capital Ratio	12.3%	13.0%	12.6%
Supplementary Leverage Ratio	6.7%	7.1%	7.2%
Return on Average Common Equity	(36.3)%	7.3%	6.2%
Book Value per Share	$70.85	$78.81	$74.26	(10)%	(5)%
Tangible Book Value per Share	$60.40	$68.55	$64.57	(12)%	(6)%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) Excludes the impact of Tax Reform in 4Q’17 and full year 2017. For additional information, please refer to Appendix A and Footnote 7.

Citigroup

Citigroup revenues of $17.3 billion in the fourth quarter 2017 increased 1%, driven by 2% aggregate growth in Global Consumer Banking (GCB) and Institutional Clients Group (ICG), partially offset by a 13% decrease in Corporate / Other, primarily due to the continued wind-down of legacy assets.

Citigroup’s operating expenses remained largely unchanged at $10.1 billion in the fourth quarter 2017, as higher volume-related expenses and ongoing investments were offset by efficiency savings and the wind-down of legacy assets.

Citigroup’s cost of credit in the fourth quarter 2017 was $2.1 billion, a 16% increase, driven by an increase in net credit losses of $184 million, primarily due to volume growth and seasoning in cards and an episodic charge-off in ICG, as well as a higher loan loss reserve build.

Citigroup’s net loss of $18.3 billion in the fourth quarter 2017, compared to net income of $3.6 billion in the prior year period, primarily reflected the impact of Tax Reform. Excluding the impact of Tax Reform, Citigroup’s net income increased to $3.7 billion, as the higher revenues and the lower tax rate more than offset the higher cost of credit and the one-time loss in discontinued operations. Including the impact of Tax Reform, Citigroup’s effective tax rate in the fourth quarter 2017 was not meaningful. Excluding the impact of Tax Reform, Citigroup’s effective tax rate in the fourth quarter 2017 was 24.9% compared to 29.6% in the fourth quarter 2016.

Citigroup’s allowance for loan losses was $12.4 billion at quarter end, or 1.87% of total loans, compared to $12.1 billion, or 1.94% of total loans, at the end of the prior year period. Total non-accrual assets declined 17% from the prior year period to $4.8 billion. Consumer non-accrual loans declined 15% to $2.7 billion and corporate non-accrual loans decreased 20% to $1.9 billion.

Citigroup’s end of period loans were $667 billion as of quarter end, up 7% from the prior year period. Excluding the impact of foreign exchange translation(9), Citigroup’s end of period loans grew 5%, as 7% aggregate growth in ICG and GCB was partially offset by the continued wind down of legacy assets in Corporate / Other.

Citigroup’s end of period deposits were $960 billion as of quarter end, up 3%. In constant dollars, Citigroup deposits were up 1%, as a 2% increase in ICG was slightly offset by a decline in Corporate / Other, and GCB remained largely unchanged.

Citigroup’s book value per share was $70.85 and tangible book value per share was $60.40, each at quarter end, representing 5% and 6% decreases, respectively, primarily reflecting the estimated impact of Tax Reform. At quarter end, Citigroup’s Common Equity Tier 1 (CET1) Capital ratio was 12.3%, down from 13.0% sequentially, driven primarily by the return of capital to common shareholders and the impact of Tax Reform (a reduction of approximately $6 billion of CET1 Capital or 40 bps to the CET1 Capital ratio). Citigroup’s Supplementary Leverage Ratio for the fourth quarter 2017 was 6.7%, down from 7.1% sequentially, driven by a decrease in Tier 1 Capital as well as an increase in Total Leverage Exposure. During the fourth quarter 2017, Citigroup repurchased 74 million common shares and returned a total of $6.3 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	4Q’17	3Q’17	4Q’16	QoQ%	YoY%	2017	2016	%∆
North America	5,180	5,194	5,059	—	2%	20,262	19,759	3%
Latin America	1,341	1,370	1,212	(2)%	11%	5,152	4,922	5%
Asia(a)	1,891	1,869	1,696	1%	11%	7,283	6,838	7%
Total Revenues	$8,412	$8,433	$7,967	—	6%	$32,697	$31,519	4%

Expenses	$4,521	$4,410	$4,356	3%	4%	$17,843	$17,483	2%

Net Credit Losses	1,640	1,704	1,516	(4)%	8%	6,562	5,610	17%
Credit Reserve Build / (Release)(b)	175	481	161	(64)%	9%	963	711	35%
Provision for Benefits and Claims	36	28	32	29%	13%	116	106	9%
Total Cost of Credit	$1,851	$2,213	$1,709	(16)%	8%	$7,641	$6,427	19%

Net Income	$1,335	$1,172	$1,224	14%	9%	$4,634	$4,947	(6)%

Income from Continuing Operations
North America	841	655	810	28%	4%	2,793	3,238	(14)%
Latin America	160	164	154	(2)%	4%	590	633	(7)%
Asia(a)	336	355	261	(5)%	29%	1,260	1,083	16%

Key Indicators ($B)
Retail Banking Average Loans	145	144	138	1%	5%	143	140	2%
Retail Banking Average Deposits	307	308	301	(1)%	2%	306	298	3%
Investment AUMs	161	158	138	2%	17%	161	138	17%
Cards Average Loans	158	155	149	2%	6%	154	140	10%
Cards Purchase Sales	136	125	125	9%	9%	499	421	19%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.4 billion increased 6%. In constant dollars, revenues increased 4%, driven by growth across all regions.

GCB net income increased 9% to $1.3 billion. In constant dollars, net income increased 8%, as the higher revenues were partially offset by higher expenses and higher cost of credit. Operating expenses were $4.5 billion, up 2% in constant dollars, as higher volume-related expenses and investments were partially offset by efficiency savings.

North America GCB revenues of $5.2 billion increased 2%, driven by higher revenues across all businesses. Retail banking revenues of $1.3 billion increased 7%.  Excluding mortgage, retail banking revenues increased 14%, driven by continued growth in checking deposits and deposit margin, growth in investments and loans and increased commercial banking activity. Citi retail services revenues of $1.6 billion increased 2%, primarily reflecting continued loan growth. Citi-branded cards revenues of $2.2 billion increased 1%, as growth in interest-earning balances slightly outpaced the continued run-off of non-core portfolios as well as the higher cost to fund growth in transactor and promotional balances, given higher interest rates.

North America GCB net income was $842 million, up 4%, as the higher revenues and a lower tax rate were partially offset by higher cost of credit. Operating expenses remained largely unchanged at $2.5 billion, as higher volume-related expenses and investments were offset by efficiency savings.

North America GCB cost of credit increased 10% to $1.3 billion. Net credit losses of $1.2 billion increased 7%, reflecting volume growth and seasoning. The net loan loss reserve build in the fourth quarter 2017 was $151 million, compared to a build of $116 million in the prior year period, also driven by volume growth and seasoning.

International GCB revenues increased 11% to $3.2 billion. In constant dollars, revenues increased 7%. On this basis, revenues in Latin America GCB of $1.3 billion increased 6%. Within Latin America GCB, retail banking revenues grew 7%, with volume growth across deposits, commercial loans and personal loans, as well as improved deposit spreads. Latin America GCB card revenues increased 4% driven by growth in purchase sales and full rate revolving loans. Revenues in Asia GCB of $1.9 billion increased 8%. Within Asia GCB, retail banking increased 5%, driven by improvement in wealth management, partially offset by lower retail lending revenues. Asia GCB card revenues increased 11% reflecting growth in average loans and purchase sales, as well as a modest gain on the sale of a merchant acquiring business.

International GCB net income increased 19% to $493 million. In constant dollars, net income increased 16%, as the higher revenues were partially offset by higher expenses and higher cost of credit. Operating expenses increased 9% on a reported basis and 5% in constant dollars, versus the prior year period, primarily driven by higher investments and volume-related expenses, partially offset by efficiency savings. Credit costs increased 5% on a reported basis and increased 1% in constant dollars. In constant dollars, the net loan loss reserve build was $24 million, compared to $48 million in the prior year period, net credit losses increased by 6% and the net credit loss rate was 1.59% of average loans, increasing from 1.56% in the prior year period.

Institutional Clients Group ($ in millions)	4Q’17	3Q’17	4Q’16	QoQ%	YoY%	2017	2016	%∆
Treasury & Trade Solutions	2,189	2,144	2,009	2%	9%	8,473	7,897	7%
Investment Banking	1,241	1,231	1,131	1%	10%	5,172	4,302	20%
Private Bank	771	785	671	(2)%	15%	3,088	2,709	14%
Corporate Lending(a)	509	502	448	1%	14%	1,922	1,718	12%
Total Banking	4,710	4,662	4,259	1%	11%	18,655	16,626	12%
Fixed Income Markets	2,413	2,877	2,957	(16)%	(18)%	12,127	12,853	(6)%
Equity Markets	530	757	685	(30)%	(23)%	2,747	2,812	(2)%
Securities Services	603	599	529	1%	14%	2,329	2,152	8%
Other(b)	(180)	384	(139)	NM	(29)%	(58)	(622)	91%
Total Markets & Securities Services	3,366	4,617	4,032	(27)%	(17)%	17,145	17,195	—
Product Revenues(a)	$8,076	$9,279	$8,291	(13)%	(3)%	$35,800	$33,821	6%
Gain / (Loss) on Loan Hedges	21	(48)	(107)	NM	NM	(133)	(594)	78%
Total Revenues	$8,097	$9,231	$8,184	(12)%	(1)%	$35,667	$33,227	7%

Expenses	$4,705	$4,939	$4,634	(5)%	2%	$19,608	$18,956	3%

Net Credit Losses	225	44	119	NM	89%	365	516	(29)%
Credit Reserve Build / (Release)(c)	42	(208)	(15)	NM	NM	(380)	(30)	NM
Total Cost of Credit	$267	$(164)	$104	NM	NM	$(15)	$486	NM

Net Income	$2,203	$3,048	$2,369	(28)%	(7)%	$11,009	$9,467	16%

Revenues
North America	2,975	3,638	2,949	(18)%	1%	13,636	12,513	9%
EMEA	2,393	2,655	2,605	(10)%	(8)%	10,692	9,855	8%
Latin America	988	1,059	994	(7)%	(1)%	4,216	3,977	6%
Asia	1,741	1,879	1,636	(7)%	6%	7,123	6,882	4%

Income from Continuing Operations
North America	915	1,322	877	(31)%	4%	4,449	3,495	27%
EMEA	424	746	647	(43)%	(34)%	2,804	2,365	19%
Latin America	325	380	343	(14)%	(5)%	1,513	1,454	4%
Asia	549	614	514	(11)%	7%	2,300	2,211	4%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)         Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans held at fair value.  For additional information, please refer to Footnote 10.

(b)         Includes pre-tax gain of $580 million related to the sale of a fixed income analytics business in 3Q’17 and full year 2017.

(c)          Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $8.1 billion decreased 1%, as continued momentum in Banking and Securities Services was offset by a decline in Markets revenues.

Banking revenues of $4.7 billion increased 14% (including gain / (loss) on loan hedges)(10). Excluding gain / (loss) on loan hedges in Corporate Lending, Banking revenues increased 11%. Treasury and Trade Solutions (TTS) revenues of $2.2 billion increased 9%, reflecting volume growth and improved deposit spreads, with balanced growth across both net interest and fee income. Investment Banking revenues of $1.2 billion were up 10% versus the prior year period, reflecting continued wallet share gains for the full year 2017, across debt and equity underwriting and M&A. Advisory revenues increased 5% to $311 million, equity underwriting revenues increased 23% to $233 million and debt underwriting revenues increased 8% to $697 million. Private Bank revenues increased 15% to $771 million, driven by growth in clients, loans, investments and deposits, as well as improved spreads. Corporate Lending revenues of $509 million increased 14% (excluding gain / (loss) on loan hedges), reflecting lower hedging costs as well as loan growth.

Markets and Securities Services revenues of $3.4 billion decreased 17%, as a decline in Markets revenues was partially offset by higher revenues in Securities Services. Fixed Income Markets revenues of $2.4 billion in the fourth quarter 2017 decreased 18%, reflecting continued low volatility, as well as the comparison to a more robust trading environment in the prior year period as a result of the U.S. elections. Equity Markets revenues of $530 million decreased 23%, primarily driven by an episodic loss in derivatives of approximately $130 million, related to a single client event. Securities Services revenues of $603 million increased 14%, driven by growth in client volumes along with higher interest revenue.

ICG net income of $2.2 billion decreased 7%, driven by higher cost of credit, the lower revenues and higher expenses. ICG operating expenses increased 2% to $4.7 billion, primarily reflecting the impact of foreign exchange translation. ICG cost of credit of $267 million in the fourth quarter 2017 was predominantly driven by the previously-mentioned single client event.

ICG average loans grew 8% to $328 billion. In constant dollars, average loans increased 6%.

ICG end of period deposits increased 5% to $640 billion. In constant dollars, end of period deposits grew 2%.

Corporate / Other ($ in millions, except as otherwise noted)	4Q’17	3Q’17	4Q’16	QoQ%	YoY%	2017	2016	%∆
Revenues	$746	$509	$861	47%	(13)%	$3,085	$5,129	(40)%

Expenses	$857	$822	$1,130	4%	(24)%	$3,786	$4,977	(24)%

Net Credit Losses	15	29	61	(48)%	(75)%	149	435	(66)%
Credit Reserve Build / (Release)(a)	(52)	(79)	(82)	34%	37%	(317)	(464)	32%
Provision for Benefits and Claims	(8)	—	—	NM	NM	(7)	98	NM
Total Cost of Credit	$(45)	$(50)	$(21)	10%	NM	$(175)	$69	NM

Net Income (Loss)	$(21,837)	$(87)	$(20)	NM	NM	$(21,847)	$498	NM
Adjusted Net Income (Loss)(b)	$163	$(87)	$(20)	NM	NM	$153	$498	(69)%

EOP Assets ($B)	75	100	103	(25)%	(27)%	75	103	(27)%
EOP Loans ($B)	23	25	33	(8)%	(31)%	23	33	(31)%
EOP Deposits ($B)	13	14	18	(10)%	(27)%	13	18	(27)%

(a) Includes provision for unfunded lending commitments.

(b) Excludes the impact of Tax Reform in 4Q’17 and full year 2017. For additional information, please refer to Appendix A and Footnote 7.

Corporate / Other

Corporate / Other revenues of $746 million decreased 13% from the prior year period, driven by the wind-down of legacy assets. As of the end of the fourth quarter 2017, Corporate / Other assets were $75 billion, 27% below the prior year period, primarily reflecting the continued wind-down of legacy assets.

Corporate / Other’s net loss of $21.8 billion, compared to a net loss of $20 million in the prior year period, primarily reflected the impact of Tax Reform. On an adjusted basis, Corporate / Other net income increased to $163 million, compared to a net loss of $20 million, driven primarily by episodic tax items which, combined with lower expenses, more than offset the lower revenues and the one-time loss in discontinued operations. Corporate / Other operating expenses declined 24% to $857 million, reflecting the wind-down of legacy assets and lower legal expenses.

Corporate / Other cost of credit was a benefit of $45 million compared to a benefit of $21 million in the prior year period. Net credit losses declined 75% to $15 million, reflecting the impact of ongoing divestitures and improvements in the legacy mortgage portfolio. The net loan loss release was $52 million, mostly related to the legacy mortgage portfolio, as compared to a release of $82 million in the prior year period.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 83773629.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2017 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2016 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup
($ in millions)	4Q’17	3Q’17	4Q’16	2017	2016
Reported Net Income (Loss)	$(18,299)	$4,133	$3,573	$(6,204)	$14,912
Impact of:
Tax Reform	(22,000)	—	—	(22,000)	—
Adjusted Net Income	$3,701	$4,133	$3,573	$15,796	$14,912
Less: Preferred Dividends	320	272	320	1,213	1,077
Adjusted Net Income to Common Shareholders	$3,381	$3,861	$3,253	$14,583	$13,835

Reported EPS	$(7.15)	$1.42	$1.14	$(2.76)	$4.72
Impact of:
Tax Reform	(8.43)	—	—	(8.09)	—
Adjusted EPS	$1.28	$1.42	$1.14	$5.33	$4.72

Common Share Repurchases	5,485	5,490	4,284	14,539	9,451
Common Dividends	840	865	454	2,595	1,214
Total Capital Returned to Common Shareholders	$6,325	$6,355	$4,738	$17,134	$10,665

Adjusted Payout Ratio	187%	165%	146%	117%	77%

Adjusted Average Common Equity	$205,747	$209,764	$208,965

Adjusted ROE	6.5%	7.3%	6.2%

Reported TCE	$155,205	$181,256	$179,022	$155,205	$179,022
Impact of:
Tax Reform	(22,000)	—	—	(22,000)	—
Adjusted TCE	$177,205	$181,256	$179,022	$177,205	$179,022

Adjusted Average TCE	$179,231	$182,333	$181,709	$180,458	$182,135
Less: Average net DTAs excluded from CET1 Capital	28,353	28,085	28,532	28,569	29,013
Adjusted Average TCE, ex. Net DTAs excluded from CET1 Capital	$150,878	$154,248	$153,177	$151,889	$153,122

Adjusted RoTCE	7.5%	8.4%	7.1%	8.1%	7.6%

Adjusted RoTCE ex. DTA	8.9%	9.9%	8.4%	9.6%	9.0%

Corp / Other
($ in millions)	4Q’17	3Q’17	4Q’16	2017	2016
Reported Net Income (Loss)	$(21,837)	$(87)	$(20)	$(21,847)	$498
Impact of:
Tax Reform	(22,000)	—	—	(22,000)	—
Adjusted Net Income (Loss)	$163	$(87)	$(20)	$153	$498

Appendix B

Citigroup
($ in billions)	4Q’17	3Q’17	4Q’16	2017	2016
Reported EOP Loans	$667	$653	$624	$667	$624
Impact of FX Translation	—	0	12	—	12
EOP Loans in Constant Dollars	$667	$653	$637	$667	$637

Reported EOP Deposits	$960	$964	$929	$960	$929
Impact of FX Translation	—	1	23	—	23
EOP Deposits in Constant Dollars	$960	$965	$953	$960	$953

Note:  Totals may not sum due to rounding.

Global Consumer Banking
($ in billions)	4Q’17	3Q’17	4Q’16	2017	2016
Reported EOP Loans	$311	$301	$292	$311	$292
Impact of FX Translation	—	0	7	—	7
EOP Loans in Constant Dollars	$311	$301	$299	$311	$299

Reported EOP Deposits	$307	$310	$300	$307	$300
Impact of FX Translation	—	(1)	6	—	6
EOP Deposits in Constant Dollars	$307	$309	$306	$307	$306

Note:  Totals may not sum due to rounding.

Institutional Clients Group
($ in billions)	4Q’17	3Q’17	4Q’16	2017	2016
Reported Average Loans	$328	$321	$304	$316	$303
Impact of FX Translation	—	(1)	4	—	1
Average Loans in Constant Dollars	$328	$320	$308	$316	$304

Reported EOP Deposits	$640	$640	$612	$640	$612
Impact of FX Translation	—	2	17	—	17
EOP Deposits in Constant Dollars	$640	$642	$629	$640	$629

Note:  Totals may not sum due to rounding.

Appendix B (Cont.)

International Consumer Banking
($ in millions)	4Q’17	3Q’17	4Q’16	2017	2016
Reported Revenues	$3,232	$3,239	$2,908	$12,435	$11,760
Impact of FX Translation	—	(78)	108	—	66
Revenues in Constant Dollars	$3,232	$3,161	$3,016	$12,435	$11,826

Reported Expenses	$1,974	$1,950	$1,819	$7,683	$7,425
Impact of FX Translation	—	(30)	68	—	54
Expenses in Constant Dollars	$1,974	$1,920	$1,887	$7,683	$7,479

Reported Credit Costs	$504	$505	$479	$1,939	$1,815
Impact of FX Translation	—	(22)	21	—	(1)
Credit Costs in Constant Dollars	$504	$483	$500	$1,939	$1,814

Reported Net Income	$493	$517	$413	$1,840	$1,707
Impact of FX Translation	—	(14)	13	—	7
Net Income in Constant Dollars	$493	$503	$426	$1,840	$1,714

Note:   Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	4Q’17	3Q’17	4Q’16	2017	2016
Reported Revenues	$1,341	$1,370	$1,212	$5,152	$4,922
Impact of FX Translation	—	(85)	49	—	(45)
Revenues in Constant Dollars	$1,341	$1,285	$1,261	$5,152	$4,877

Reported Retail Banking Revenues	$955	$976	$857	$3,690	$3,447
Impact of FX Translation	—	(61)	34	—	(32)
Retail Banking Revenues in Constant Dollars	$955	$915	$891	$3,690	$3,415

Reported Branded Cards Revenues	$386	$394	$355	$1,462	$1,475
Impact of FX Translation	—	(24)	15	—	(13)
Branded Cards Revenues in Constant Dollars	$386	$370	$370	$1,462	$1,462

Reported Expenses	$758	$768	$688	$2,920	$2,838
Impact of FX Translation	—	(38)	24	—	(21)
Expenses in Constant Dollars	$758	$730	$712	$2,920	$2,817

Note:   Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	4Q’17	3Q’17	4Q’16	2017	2016
Reported Revenues	$1,891	$1,869	$1,696	$7,283	$6,838
Impact of FX Translation	—	7	59	—	111
Revenues in Constant Dollars	$1,891	$1,876	$1,755	$7,283	$6,949

Reported Retail Banking Revenues	$1,129	$1,154	$1,037	$4,431	$4,247
Impact of FX Translation	—	5	34	—	70
Retail Banking Revenues in Constant Dollars	$1,129	$1,159	$1,071	$4,431	$4,317

Reported Branded Cards Revenues	$762	$715	$659	$2,852	$2,591
Impact of FX Translation	—	2	25	—	41
Branded Cards Revenues in Constant Dollars	$762	$717	$684	$2,852	$2,632

Reported Expenses	$1,216	$1,182	$1,131	$4,763	$4,587
Impact of FX Translation	—	8	44	—	75
Expenses in Constant Dollars	$1,216	$1,190	$1,175	$4,763	$4,662

Note:   Totals may not sum due to rounding.

(1)   Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Appendix C

($ in millions)	12/31/17(1)	9/30/2017	12/31/2016

Citigroup Common Stockholders’ Equity(2)	$182,265	$208,565	$206,051
Add: Qualifying noncontrolling interests	153	144	129
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	(584)	(437)	(560)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	(582)	(416)	(61)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	22,231	21,532	20,858
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,265	4,410	4,876
Defined benefit pension plan net assets	896	720	857
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	13,382	20,068	21,337
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(6)	—	9,298	9,357

Common Equity Tier 1 Capital (CET1)	$142,810	$153,534	$149,516

Risk-Weighted Assets (RWA)	$1,160,282	$1,182,918	$1,189,680

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	12.3%	13.0%	12.6%

Note:        Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework as of December 31, 2017 and September 30, 2017, and the U.S. Basel III Advanced Approaches framework as of December 31, 2016. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment. Citigroup’s risk-based capital ratios, which reflect full implementation of the U.S. Basel III rules, are non-GAAP financial measures.

(1)                       Preliminary.

(2)                       Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(3)                       Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)                       The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)                       Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(6)                       Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For periods presented prior to December 31, 2017, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix D

($ in millions)	12/31/2017(1)	9/30/2017	12/31/2016

Common Equity Tier 1 Capital (CET1)	$142,810	$153,534	$149,516

Additional Tier 1 Capital (AT1)(2)	19,509	19,315	19,874

Total Tier 1 Capital (T1C) (CET1 + AT1)	$162,319	$172,849	$169,390

Total Leverage Exposure (TLE)	$2,433,623	$2,430,582	$2,345,391

Supplementary Leverage Ratio (T1C / TLE)	6.7%	7.1%	7.2%

Note:        Citi’s Supplementary Leverage Ratio and related components reflect full implementation of the U.S. Basel III rules.

(1)                       Preliminary.

(2)                       Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	12/31/2017(1)	9/30/2017	12/31/2016
Total Citigroup Stockholders’ Equity	$201,334	$227,634	$225,120
Less: Preferred Stock	19,253	19,253	19,253
Common Stockholders’ Equity	$182,081	$208,381	$205,867
Less:
Goodwill	22,256	22,345	21,659
Intangible Assets (other than MSRs)	4,588	4,732	5,114
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	32	48	72
Tangible Common Equity (TCE)	$155,205	$181,256	$179,022

Common Shares Outstanding (CSO)	2,570	2,644	2,772

Tangible Book Value Per Share (TCE / CSO)	$60.40	$68.55	$64.57

(1)   Preliminary.

(1) Citigroup’s total expenses divided by total revenues.

(2) Preliminary. Citigroup’s adjusted ROE is a non-GAAP financial measure and excludes the estimated impact of Tax Reform from net income and average common equity. Citigroup’s reported ROE for the fourth quarter of 2017 was (36.3)% and therefore not meaningful. For the components of the calculation, see Appendix A. For additional information, see Footnote 7.

(3) Preliminary. Citigroup’s adjusted return on average tangible common equity (RoTCE) and adjusted RoTCE excluding deferred tax assets (DTAs) are non-GAAP financial measures and exclude the estimated impact of Tax Reform from net income and average tangible common equity (TCE). RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. The amount that is excluded from adjusted average TCE represents the average net DTAs excluded for purposes of calculating Citigroup’s Common Equity Tier 1 (CET1) Capital under full implementation of the U.S Basel III rules. For the components of the calculation, see Appendix A. For additional information, see Footnote 7.

(4) Preliminary. Citigroup’s CET1 Capital ratio, which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C.

(5) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR), which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s SLR, see Appendix D.

(6) Citigroup’s adjusted payout ratio, a non-GAAP financial measure, is the sum of common dividends and common share repurchases divided by net income available to common shareholders excluding the estimated impact of Tax Reform. For the components of the calculation, see Appendix A.  For additional information, see Footnote 7.

(7) Preliminary. Represents the estimated fourth quarter 2017 and full year 2017 impact of the enactment of the Tax Cuts and Jobs Act (Tax Reform), which was signed into law on December 22, 2017. The final impact of Tax Reform may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by Citigroup, additional guidance that may be issued by the U.S. Department of the Treasury and actions that Citigroup may take. For the components of the calculation, see Appendix A.

(8) Preliminary. Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(9) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

(10) Credit derivatives are used to economically hedge a portion of the corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the corporate lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.